Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Project Roadrunner Parent Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c) and 457(f)(1)	332,877,963	$25.93	$8,629,861,139.37	$92.70 per $1,000,000.00	$799,988.14	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$8,629,861,139.37		$799,988.14

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$799,988.14

(1)

Based upon the maximum number of shares of common stock of the registrant (i) estimated to be issuable to existing holders of shares of common stock of R1 RCM Inc. upon conversion of their shares of common stock of R1 RCM Inc. into shares of common stock of the registrant and (ii) reserved for issuance upon exercise of outstanding warrants and equity awards of R1 RCM Inc. which will be converted into warrants and equity awards, as applicable, of the registrant, in each such case in connection with the holding company merger.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated in accordance with Rule 457(c) and (f)(1) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of common stock of R1 RCM Inc. reported on The Nasdaq Global Select Market on April 6, 2022 ($25.93 per share of common stock).

(4)	Computed under Rule 457(c) and (f)(1) of the Securities Act of 1933, as amended, at the rate of $92.70 per $1,000,000 of the proposed maximum aggregate offering price.